 Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-281480), PS International Group Ltd. of our report dated April 30, 2025, with respect to our audit of the consolidated financial statements of PS International Group Ltd. as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
April 30, 2025	PCAOB ID No.1171